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Exhibit 3.1

CERTIFICATE OF AMENDMENT TO
ARTICLES OF INCORPORATION

OF

U.S. WEST HOMES, INC.


KNOW ALL MEN BY THESE PRESENTS:

U.S. West Homes, Inc. formed under the laws of the State of Nevada, the undersigned, President and Secretary of U.S. West Homes, Inc. certify that by the written consent of 76% of all shareholders of all classes of stock entitled to vote and in accordance with Article XI of the Articles of Incorporation, Stockholder Action by Consent, the shareholders consented to amending the Articles of Incorporation as herein below set forth:

To amend Article IV of the Articles of Incorporation, Capital Stock, filed August 26, 1999 and as subsequently amended by Certificate of Amendment filed by the Secretary of State of the State of Nevada on January 13, 2003 authorizing 1,050,000,000 shares of stock, $.001 par value per share and that hereby the said authorization be increased to Five Billion Five Hundred Million [5,500,000,000] shares of stock with $.001 par value so that Article IV of the Articles of Incorporation shall now read:

The corporation shall be authorized to issue 5,000,000,000 shares of Common Stock having a $.001 par value, and 500,000,000 shares of Preferred Stock having a $.001 par value. The Common Stock and/or Preferred Stock of the Company may be issued from time to time without prior approval by the stockholders. The Common Stock and/or Preferred Stock may be issued for such consideration as may be fixed from time to time by the Board of Directors. The Board of Directors may issue such shares of Common and/or Preferred Stock in one or more series, with such voting powers, designations, preferences and rights or qualifications, limitations or restrictions thereof as shall be stated in the resolution authorizing the issuance of shares. Shareholders shall not have pre-emptive rights or be entitled to cumulative voting in connection with the shares of the Corporation=s common or preferred stock.

IN WITNESS WHEREOF, we hereby set our hands on this 23rd day of February, 2003, hereby declaring and certifying that the facts stated hereinabove are true.


         /s/ Mervyn A. Phelan, Sr.
         -------------------------
         Mervyn A. Phelan, Sr.
         President







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